UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

First Citizens BancShares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Post Office Box 27131

Raleigh, North Carolina 27611-7131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of shareholders of First Citizens BancShares, Inc. will be held at the First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 28, 2008.

The purposes of the meeting are:

1.	Election of Directors: To elect 21 directors for one-year terms; and

2.	Other Business: To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, if you are the record holder of your shares of our common stock, we ask that you appoint the Proxies named in the enclosed proxy statement to vote your shares for you by signing and returning the enclosed proxy card or following the instructions in the proxy statement to appoint the Proxies by Internet even if you plan to attend the Annual Meeting. If your shares are held in “street name” by a broker or other nominee, we ask that you follow your broker’s or nominee’s directions and give it instructions as to how it should vote your shares. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign a proxy card or vote by Internet, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed proxy statement and proxy card are being mailed to our shareholders on or about March 20, 2008.

By Order of the Board of Directors

James E. Creekman

Secretary

YOUR VOTE IS IMPORTANT.

WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION

IN VOTING YOUR PROXY CARD IS APPRECIATED.

Post Office Box 27131

Raleigh, North Carolina 27611-7131

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This proxy statement is dated March 20, 2008, and is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2008 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 28, 2008.

In this proxy statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to First Citizens BancShares, Inc. “FCB” and “IronStone” refer to our banking subsidiaries, First-Citizens Bank & Trust Company and IronStone Bank, and “the Banks” refers to our bank subsidiaries collectively.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2008.

The proxy statement and annual report to security holders are available at:

www.firstcitizens.com/proxy

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, record holders of our common stock will consider and vote on proposals to:

•	elect 21 directors for one-year terms (see “Proposal 1: Election of Directors”); and

•	transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the election of each of the 21 nominees for director named in this proxy statement.

How You Can Vote at the Annual Meeting

If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in any of the following ways.

•	You can attend the Annual Meeting and vote in person.

•

You can sign and return an appointment of proxy (a proxy card) in the form enclosed with this proxy statement and appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you.

•

You can appoint the Proxies to vote your shares for you by going to the Internet Web site www.firstcitizens.com/vote, entering your “control number” printed just above your name on the enclosed proxy card, and then following the instructions you will be given. You may vote by Internet only until 5:00 p.m. EDT on April 27, 2008, which is the day before the Annual Meeting date. If you vote by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this proxy statement.

If your shares of our stock are held for you in “street name” by a broker or other nominee, then the record holder of your shares is required to vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares. Brokers who hold shares in street name for their clients typically have the authority to vote those shares on “routine” proposals, such as the election of directors, when they have not received instructions from beneficial owners of the shares. However, without specific voting instructions from beneficial owners, brokers generally are not allowed to exercise their voting discretion with respect to the approval of non-routine matters.

Solicitation and Voting of Proxy Cards

The proxy card included with this proxy statement provides for you to name six of our directors (George H. Broadrick, Lewis R. Holding, Frank B. Holding, Frank B. Holding, Jr., Lewis T. Nunnelee II, and David L. Ward, Jr.), or any substitutes appointed by them, individually and as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. Please sign and date your proxy card and return it in the enclosed envelope, or follow the instructions above for appointing the Proxies by Internet, so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, or you appoint the Proxies by Internet, the shares of our common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card, or appoint the Proxies by Internet, but you do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the 21 nominees for director named in Proposal 1 below. If you do not return a proxy card or appoint the Proxies by Internet, the Proxies will not have authority to vote for you and shares you hold of record will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card will give the Proxies discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

Revocation of Proxy Cards; How You Can Change Your Vote

If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by Internet and you later wish to revoke the authority or change the voting instructions you gave the Proxies, you can do so at any time before the voting takes place at the Annual Meeting by taking the appropriate action described below.

To change the voting instructions you gave the Proxies:

•	you can sign and submit a proxy card dated after the date of your original proxy card and containing your new instructions; or

•

if you appointed the Proxies by Internet, you can go to the same Internet Web site (www.firstcitizens.com/vote) and enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the Proxies, and then change your voting instructions.

The Proxies will follow the last voting instructions they receive from you before the Annual Meeting. If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

In order to revoke your proxy card or your appointment of the Proxies by Internet:

•	you should give our Corporate Secretary a written notice that you want to revoke your proxy card or Internet vote; or

•

you can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or Internet vote and vote your shares in person. Your attendance at the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card or Internet vote.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Annual Meeting, including costs of preparing and mailing this proxy statement. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. In addition to solicitation using the mail, the Banks’ and our directors, officers and employees may solicit proxy cards, personally or by telephone or other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation, that is not contained in this proxy statement. If anyone gives you any other information or makes any other representation, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on March 6, 2008, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 8,756,778 shares of Class A Common Stock (“Class A Common”) and 1,677,675 shares of Class B Common Stock (“Class B Common”) that were outstanding on the Record Date. You must have been a record holder of our stock on that date in order to vote at the meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the total outstanding shares of our Class A Common and Class B Common stock entitled to be voted at the meeting. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card, appoint the Proxies by Internet or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker “non-votes” also will be counted in determining whether there is a quorum. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but are not voted by the broker on a “non-routine” matter because you have not given the broker voting instructions on the matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share of Class A Common, and 16 votes for each share of Class B Common, that you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

Vote Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the 21 nominees receiving the highest numbers of votes will be elected. Abstentions and broker non-votes will have no effect in the voting for directors, but they will have the same effect as votes against any other matter voted on by our shareholders at the Annual Meeting.

PROPOSAL 1:    ELECTION OF DIRECTORS

General

Our Bylaws provide that:

•

our Board of Directors will consist of not less than five nor more than 30 members, and our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

•	our directors are elected each year at the Annual Meeting for terms of one year or until their successors have been duly elected and qualified.

Nominees

The number of our directors currently is set at 23, and there are two vacancies on the Board. Based on the recommendations of our Nominations Committee, the Board has set the number of our directors at 21 for the year following the Annual Meeting and nominated our current 21 directors, who are listed below, for election as directors at the meeting.

Name and Age	Current Positions With Us and the Banks (1)	Year First Elected (2)	Principal Occupation and Business Experience
John M. Alexander, Jr. 58	Director	1990	President, General Manager and Chief Operating Officer, Cardinal International Trucks, Inc. (truck dealer)
Carmen Holding Ames (3) 39	Director	1996	Homemaker
Victor E. Bell III 51	Director	2002	Chairman and President, Marjan, Ltd. (real estate investments)
George H. Broadrick 85	Director	1975	Retired; our former President
Hope Holding Connell (3) 45	Director; Executive Vice President and Business Banking Segment Manager of FCB; President of IronStone Bank	2006	Our executive officer
H. M. Craig III 51	Director	1998	Vice President and director, Gaston County Dyeing Machine Company (textile machinery manufacturer)
H. Lee Durham, Jr. (5) 59	Director	2003	Retired; until 2002, partner, PricewaterhouseCoopers LLP (public accounting firm)
Lewis M. Fetterman 86	Director	1980	Retired; previously, Chairman and Chief Executive Officer, Super Soil Systems USA, Inc. (animal waste control); President and owner, LMF Farms (swine production)
Daniel L. Heavner 60	Director	2007	Managing Partner; Heavner Furniture Market - Glenwood (retail furniture sales)
Frank B. Holding (3) 79	Director; our and FCB’s Executive Vice Chairman	1962	Our executive officer
Frank B. Holding, Jr. (3) (4) (5) 46	Director; our and FCB’s President and Chief Executive Officer; Vice Chairman of IronStone Bank	1993	Our executive officer
Lewis R. Holding (3) (4) 80	Director; our and FCB’s Chairman; Chairman and Chief Executive Officer of IronStone Bank	1957	Our executive officer
Charles B. C. Holt 75	Director	1995	Director (formerly President and Secretary/Treasurer), Holt Oil Company, Inc. (wholesale petroleum marketer)

Name and Age	Current Positions With Us and the Banks (1)	Year First Elected (2)	Principal Occupation and Business Experience
Lucius S. Jones 65	Director	1994	President, Chief Executive Officer and owner, United Realty & Construction Company, Inc. (residential development and construction)
Robert E. Mason IV 49	Director	2007	President and Chief Executive Officer, R. E. Mason Company (industrial automation and services)
Robert T. Newcomb 47	Director	2002	Chairman and President, Newcomb Affiliates, Inc. and its subsidiary, Newcomb & Company (mechanical contractors)
Lewis T. Nunnelee II 82	Director	1979	Chairman, Coastal Beverage Company, Inc. (wholesale distributor)
James M. Parker 65	Director; our Vice Chairman - International Division; Vice Chairman of FCB; Executive Vice President and Chief Operating Officer of IronStone Bank	2007	Our executive officer
Ralph K. Shelton 65	Director	2003	President and Chief Executive Officer; Southeast Fuels Inc. (bulk fuel distributor)
R. C. Soles, Jr. 73	Director	1995	Attorney; senior partner, Soles, Phipps, Ray & Prince (law firm); Senator, North Carolina State Senate
David L. Ward, Jr. 72	Director	1971	Attorney; senior member, Ward and Smith, P.A. (law firm)

(1)	Each of our directors also serves as a director of FCB. Messrs. Alexander, Craig, Durham, F. Holding, Jr., L. Holding, Jones, Newcomb, Parker and Shelton and Ms. Connell also serve as directors of IronStone. Listings of the members of committees of our Board are contained below under the heading “Committees of Our Board.”
(2)	“First elected” refers to the year in which each individual first became our director or a director of one of our predecessors or, if before 1982, a director of FCB.
(3)	Mr. L. Holding and Mr. F. Holding are brothers. Ms. Ames is the daughter of Mr. L. Holding and the niece of Mr. F. Holding. Mr. F. Holding, Jr. is the son of Mr. F. Holding, the brother of Ms. Connell, and the nephew of Mr. L. Holding. Ms. Connell is the daughter of Mr. F. Holding, the sister of Mr. F. Holding, Jr., and the niece of Mr. L. Holding.
(4)	Mr. L. Holding served as our and FCB’s Chief Executive Officer until January 28, 2008. Mr. F. Holding, Jr. was appointed as our and FCB’s Chief Executive Officer on that date.
(5)	Certain of our directors and nominees for director also serve as directors of other publicly-held companies. Mr. F. Holding, Jr. serves as a director of Piedmont Natural Gas Company, Inc., Charlotte, NC. Mr. Durham serves as a director of Triad Guaranty, Inc., Winston-Salem, NC.

Our Board of Directors recommends that you vote “FOR” each of the 21 nominees named above.

The 21 nominees receiving the highest numbers of votes will be elected.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors periodically reviews transactions, relationships and other arrangements involving our directors and determines which of the directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The Nasdaq Stock Market. The following table lists persons who served as directors during 2007, and all nominees for election as directors at the Annual Meeting, who our Board believes are, or will be, “independent” directors under Nasdaq’s criteria.

John M. Alexander, Jr.	Daniel L. Heavner	Robert E. Mason IV
Victor E. Bell III	Charles B. C. Holt	Robert T. Newcomb
H. M. Craig III	Lucius S. Jones	Lewis T. Nunnelee II
H. Lee Durham, Jr.	Joseph T. Maloney, Jr. (1)	Ralph K. Shelton
Lewis M. Fetterman		R. C. Soles, Jr.

(1)	Mr. Maloney retired from service as a director on April 23, 2007.

In addition to the specific Nasdaq criteria, in the determination of each director’s or nominee’s independence, the Board considers whether it believes transactions that are disclosable in our proxy statements as “related person transactions,” as well as any other transactions, relationships, arrangements or factors (including our directors’ borrowing relationships with the Banks), could impair their ability to exercise independent judgment. In its determination that the above directors are independent, those other factors considered by the Board included: (1) Mr. Bell’s interest in an entity that is co-owner of investment real property with our Chairman, Lewis R. Holding; (2) Mr. Heavner’s and his family’s interest, and his position as a general partner, in a real estate partnership in which a company owned by our Executive Vice Chairman, Frank B. Holding, and his family members also is a partner and holds an interest, and (3) services provided from time to time by Mr. Newcomb’s mechanical engineering firm, directly and on a competitive bid basis as a contractor or subcontractor, in connection with the construction or renovation of FCB’s facilities.

Attendance by Directors at Meetings

Board of Directors Meetings.    Our Board of Directors met five times during 2007. With one exception, each current director attended at least 75% of the aggregate number of those meetings and meetings of any committees on which he or she served. Our Chairman, Lewis R. Holding, was unable to attend two meetings of the Board during 2007 due to illness.

Annual Meetings.    Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that our outside directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. Eighteen of our 21 directors then in office attended our last Annual Meeting which was held during April 2007.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

First Citizens BancShares, Inc.

Attention: Corporate Secretary

Post Office Box 27131 (Mail Code FCC22)

Raleigh, North Carolina 27611-7131

You also may send communications by email to fcbdirectors@firstcitizens.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and, with the exception of communications our Corporate Secretary considers to be unrelated to our or the Banks’ business, forwarded to the intended recipients. Copies of communications from a customer of one of the Banks relating to a deposit, loan or other financial relationship or transaction will be forwarded to the department or division most closely associated with the subject of the communication.

Code of Ethics

Our Board of Directors has adopted three ethics codes that apply separately to our and the Banks’ financial officers, directors, and employees in general. The code that applies to our financial officers is posted on FCB’s Internet Web site at www.firstcitizens.com. It covers our Chief Executive Officer, Chief Financial Officer, and other senior financial officers who have primary responsibility for our financial reporting and accounting functions. Among other things, all three codes are intended to promote:

•	honest and ethical conduct;

•	the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Securities and Exchange Commission and in other public communications we make;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the codes to the Board’s Audit and Compliance Committee; and

•	accountability for adherence to the codes.

We have established a means by which officers, employees, customers, suppliers, shareholders or others may submit confidential and anonymous reports regarding ethical or other concerns about our company or any of our associates. Anyone wishing to submit a report may call (800) UREPORT (800-873-7678). Reports also may be submitted online through FCB’s Internet Web site.

COMMITTEES OF OUR BOARD

General

Our Board of Directors has three independent, standing committees that assist the Board in oversight and governance matters. They are the Audit and Compliance Committee, the Nominations Committee, and the Compensation Committee. Each Committee operates under a written charter approved by our Board that sets out their composition, authority, duties and responsibilities. We believe that each member of those committees is an independent director as that term is defined by Nasdaq’s listing standards. Current copies of the charters of those Committees are posted on FCB’s Internet Web site at www.firstcitizens.com. The Board also has an Executive Committee, of which the majority of the members are independent directors. The current members of each committee are listed in the following table, and the function of and other information about each committee is described in the paragraphs below.

Audit and Compliance	Nominations	Compensation	Executive

H. Lee Durham, Jr. - Chairman	R. C. Soles, Jr. - Chairman	Victor E. Bell III - Chairman	Lewis R. Holding - Chairman
John M Alexander, Jr.	Daniel L. Heavner	Lewis M. Fetterman	Victor E. Bell III
H. M. Craig III	Robert T. Newcomb	Lewis T. Nunnelee II	Hope H. Connell
Charles B. C. Holt			H. Lee Durham, Jr.
Frank B. Holding, Jr.
Charles B. C. Holt
Lucius S. Jones
Lewis T. Nunnelee II

Audit and Compliance Committee

Function.    Our Audit and Compliance Committee is a joint committee of our and FCB’s Boards of Directors. It also functions as IronStone’s Audit and Compliance Committee. Under its charter, the Committee is responsible for:

•	appointing our independent accountants and approving their compensation and the terms of their engagement;

•	approving services proposed to be provided by the independent accountants; and

•	monitoring and overseeing the quality and integrity of our accounting and financial reporting process and systems of internal controls.

The Committee reviews various reports from our independent accountants (including its annual report on our audited consolidated financial statements), as well as reports of examinations by our regulatory agencies, and it oversees our internal audit program. At least quarterly, the Committee reviews reports on the work performed by FCB’s Audit, Corporate Finance, and Compliance and Credit Risk Management Departments. FCB’s General Auditor reports directly to the Committee as to all internal audit matters, and he currently reports to FCB’s Chief Executive Officer as to administrative matters. The Committee met 13 times during 2007.

Audit Committee Financial Expert.    Mr. Durham, the Committee Chairman, is a retired partner in the accounting firm of PricewaterhouseCoopers LLP. He has 32 years of public accounting experience, much of which involved financial institutions and other public companies. Our Board of Directors believes that Mr. Durham is an “audit committee financial expert” as that term is defined by rules of the Securities and Exchange Commission.

Audit and Compliance Committee Report

Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit and Compliance Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for 2007, the Committee has:

•	reviewed our audited consolidated financial statements for 2007 and discussed them with management;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

•	discussed the independence of our independent accountants with the accountants.

Based on the above reviews and discussions, the Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2007 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

The Audit and Compliance Committee:

H. Lee Durham, Jr.                    John M. Alexander, Jr.                    H. M. Craig III                    Charles B. C. Holt

Nominations Committee

Function.    Our Nominations Committee is a committee of our Board. Under its charter, and among other duties and responsibilities assigned from time to time by the Board, the Committee identifies individuals who are qualified to become directors and recommends candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointments to fill vacancies on the Board. The Committee met four times during 2007.

The Committee’s charter provides that it recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee considers incumbent directors and candidates suggested by our management or other directors. The Committee also will consider candidates recommended by shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Nominations Committee

First Citizens BancShares, Inc.

Attention: Corporate Secretary

Post Office Box 27131 (Mail Code FCC22)

Raleigh, North Carolina 27611-7131

Each recommendation should be accompanied by the following:

•

the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•

the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

•

a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information that the Committee may request in connection with its evaluation of candidates;

•	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•

information regarding any business or personal relationships between the candidate and any of our or the Banks’ customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or our affiliated companies, and any transactions between the candidate and our company or any of our affiliated companies; and

•

any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the Securities and Exchange Commission’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, personal and educational background and experience, community leadership, independence, geographic location within the Banks’ service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in the Banks’ business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

Each of the nominees named in this proxy statement for election as a director at the Annual Meeting was recommended by the Nominations Committee to the Board of Directors.

Compensation Committee

Function.    Our Compensation Committee is a joint committee of FCB’s and our Boards of Directors. The Committee met six times during 2007.

Under its charter, and in addition to other duties that may be assigned to it from time to time by the Boards, the Committee reviews and provides overall guidance to the Boards regarding our executive and director compensation and benefit programs and makes recommendations to the Boards regarding:

•	cash and other compensation paid or provided to our and each of the Bank’s Chief Executive Officers and other executive officers;

•	the adoption of new compensation or benefit plans, or changes in existing plans, under which compensation or benefits are or will be paid or provided to those persons; and

•	cash and other compensation paid or provided to other officers and employees, either individually or in the aggregate, as the Boards request.

The Committee also reviews and makes recommendations to the Boards regarding amounts of compensation paid to our directors.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations, and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, under its charter, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In its review and consideration of compensation matters in general, the Committee works closely with our Chief Human Resources Officer and her staff. In considering compensation to be paid to our directors and our executive officers named in the Summary Compensation Table below, the Committee considers information provided by our Chairman, including, in the case of officers other than himself, information about those officers’ individual performance and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Boards make all final decisions regarding compensation matters.

The Committee may retain the services of outside counsel or consultants, at our or the Banks’ expense, and on terms (including fees) that it approves. Since 2005, the Committee has retained the services of Findley Davies, Inc., a Charlotte, North Carolina, compensation and benefits consulting firm. That relationship is reviewed each year, and the Committee may, if it chooses, request and consider proposals from other consulting firms. Under the terms of its engagement, Findley Davies (1) meets early each year with the Committee Chairman and our Chief Human Resources Officer to develop a calendar of activities for that year and to discuss our annual and strategic plans and other factors that affect our executive compensation program; and (2) meets with the Committee to review and discuss a number of matters, including:

•

market trends in executive and director compensation, and surveys of executive salaries and total compensation (including short- and long-term incentives) and director compensation at similar companies;

•	our current executive and director compensation structures and the relationship between compensation levels and corporate and individual performance;

•	summaries of actual amounts and types of compensation and benefits, including perquisites, paid or provided to our individual executive officers; and

•	issues raised under Section 162(m) of the Internal Revenue Code.

Other than in an advisory capacity as described above, Findley Davies has no role in the actual recommendations made by the Committee to the Boards, or in the Boards’ approval of amounts of executive or director compensation. However, based on the reviews and discussions described above, Findley Davies does make recommendations to the Committee regarding appropriate levels and elements of compensation for our executive officers and directors. Findley Davies also assists in the preparation and review of disclosures in our proxy statements regarding executive compensation matters, and it assists in the preparation and review of the discussion of our executive compensation program that is included under the caption “Compensation Discussion and Analysis.”

Executive Committee

Our Executive Committee is a joint committee of our and FCB’s Boards of Directors. Under our Bylaws, the Committee is authorized to exercise all the powers of the Boards in the management of our affairs when the Boards are not in session, subject to the ability of the full Boards to limit the Committee’s authority. The Executive Committee met eight times during 2007.

EXECUTIVE OFFICERS

We consider the Banks’ and our officers who are listed below to be our executive officers.

Name and Age	Current Positions With Us and/or the Banks

Lewis R. Holding (1) 80	FCB’s, IronStone’s and our Chairman and IronStone’s Chief Executive Officer; employed by FCB since 1954.

Frank B. Holding 79	FCB’s and our Executive Vice Chairman; employed by FCB since 1957.

Frank B. Holding, Jr. (1) 46	FCB’s and our President and Chief Executive Officer; IronStone’s Vice Chairman; employed by FCB since 1984.

Kenneth A. Black 55	Our Vice President, Treasurer and Chief Financial Officer; FCB’s Executive Vice President, Treasurer and Chief Financial Officer; IronStone’s Senior Vice President and Assistant Treasurer; employed by FCB since 1987.

Hope Holding Connell 45	FCB’s Executive Vice President and Business Banking Segment Manager; IronStone’s President; employed by FCB since 1986.

James E. Creekman 60	Our Secretary; FCB’s Secretary and Group Vice President - Legal Services; IronStone’s Secretary and Vice President; employed by FCB since 1991.

Joseph A. Cooper, Jr. 54	FCB’s Executive Vice President and Technology and Operations Executive; IronStone’s Senior Vice President; employed by FCB since 1994.

Lou Jones Davis 55	FCB’s Executive Vice President and Chief Human Resources Officer; employed by FCB since 1997.

Donald P. Geaslen 50	FCB’s Executive Vice President and General Auditor since March 2004; IronStone’s Senior Vice President; previously served as Senior Vice President and Audit Director for Wachovia Bank, Charlotte, NC from 1999 to 2004.

Ricky T. Holland 54	FCB’s Executive Vice President and Chief Credit Officer since October 2007; IronStone’s Group Vice President since 2006 and Chief Credit Officer since 2007; previously served as IronStone’s Senior Vice President and Regional Business Executive from 2002 until 2006 and Group Vice President from 2006 to 2007; employed by Ironstone or FCB from 1993 to 2000 and from 2002 to the present. From 2000 until to 2002, Mr. Holland served first as Senior Vice President, and then President, of Q4i, Inc., a Dallas, TX, software company. After Mr. Holland left that company, an involuntary petition in bankruptcy was filed against it during 2003.

James M. Parker 65	Our Vice Chairman of the International Division; Vice Chairman of FCB, President - Western Division and Chief Operating Officer of IronStone Bank; first employed by FCB during 1966.

J. Allen Woodward 57	FCB’s Executive Vice President and Manager of Compliance and Credit Risk Management since November 2004; previously served as a Regional Executive Vice President of FCB; employed by FCB since 1993.

Carol B. Yochem 48	FCB’s Executive Vice President and Wealth Management Manager since September 2005; IronStone’s Senior Vice President; previously served as Executive Vice President for SunTrust Bank, Nashville, TN from 2001 to 2005.

(1)	Lewis R. Holding served as our and FCB’s Chief Executive Officer until January 28, 2008. Frank B. Holding, Jr. was appointed as our and FCB’s Chief Executive Officer on that date.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Objectives

Our executive compensation program is administered by the Compensation Committee of our Board of Directors. The Committee attempts to both align our executive officers’ compensation with our long-term business philosophy and achieve our objectives of:

•	enabling the Banks to attract and retain qualified executive officers;

•	providing compensation to our executive officers that is competitive with comparable financial services companies; and

•	rewarding year-over-year performance and long-term loyalty.

Consistent with that philosophy, our executive compensation program is primarily composed of the following five elements:

•	base salary;

•	discretionary cash bonuses;

•	retirement benefits in the form of a defined benefit pension plan, and matching contributions to a Section 401(k) defined contribution plan;

•	individual non-qualified separation from service agreements; and

•	personal benefits (or “perquisites”) for certain of our executive officers.

The specific amounts or values of each of those forms of compensation that we paid or provided to our Chairman, Lewis R. Holding, who served as our Chief Executive Officer during 2007, and certain of our other executive officers for 2007 are listed in this proxy statement in the Summary Compensation Table that follows this discussion.

We do not maintain a structured or formal annual or long-term performance-based cash incentive program for executive officers. We also do not provide any equity-based compensation, or any arrangements under which compensation would be paid, or the vesting of any benefits would be accelerated, as a result of a change in control of our company. We attempt to provide competitive annual cash compensation and retirement security while minimizing the risks that potentially exist with some of the other forms of compensation that can adversely influence business decisions by corporate executives.

In performing its duties, the Compensation Committee retains the services of Findley Davies, Inc. as its independent executive compensation consultant. The consultant assists the Committee in analyzing our compensation elements, trends in executive compensation, market pay for similar positions in comparable organizations, and the alignment of our executive compensation to our business objectives and work culture.

Elements of 2007 Executive Compensation

Base Salary.    Each year in January, our Compensation Committee considers changes in our executive officers’ base salaries and makes recommendations for salary increases to our Board of Directors and the Boards of our Bank subsidiaries. The Boards approve all executive officer salaries, with an effective date of July 1.

In reviewing executive officer base salaries, the Committee routinely considers:

•	the scope of the officers’ responsibilities,

•

market analyses provided by the Committee’s independent consultant that compare our executive officers’ salaries to compensation paid to persons in each officer’s position in similar financial services organizations,

•	our overall financial and operating performance, and,

•	general individual performance.

However, the process of making base salary changes for executive officers is largely subjective. There are no specific measures or criteria by which the base salaries of our executive officers are directly tied to individual performance or our financial and operating performance. Because base salary is the primary form of compensation paid to our executive officers during their employment, the Committee’s decisions each year regarding base salaries have had little, if any, effect on decisions regarding other types of compensation.

In making its recommendation regarding 2007 base salaries, the Committee considered our 2006 financial and operating performance. The Committee believed that, given our risk profile and balance sheet structure, and the Banks’ recent branch expansion, our 2006 performance was generally comparable to that of peer organizations. Performance indicators considered by the Committee in its review included return on assets, return on equity, trends in noninterest income, loan growth, deposit growth and various asset quality measurements.

The Committee also considered a market analysis provided by the Committee’s independent consultant. That analysis focused on:

•	base salary,

•	total cash compensation (which included base salary and annual cash incentive awards), and

•	total direct compensation (which included total cash compensation and the annualized cash value of long-term incentives).

For purposes of the analysis, the consultant used a nationally recognized survey of financial institution compensation specific to our executive officers’ positions. The survey included 2006 data from 195 organizations and 1,692 executive officers. Our and FCB’s executive positions were compared to similar positions in organizations with approximately $15.6 billion in assets. IronStone’s executive positions were compared to similar positions in organizations with approximately $2.0 billion in assets. When necessary, the asset size of each organization was regressed for each position to provide a more accurate view of the market data.

We do not provide annual or long-term incentives, regular cash bonuses, or equity-based compensation. However, in recruiting and attempting to retain executive officers, we compete with organizations that do provide those additional compensation opportunities. As a result, the Compensation Committee believes that comparing our base salaries against only the base salaries paid by other organizations does not provide an accurate market comparison. For that reason, the Committee compares our executive officers’ base salaries against market total cash compensation (which takes into account base salaries as well as other forms of cash compensation). While the Committee does not rely solely on market analyses in establishing appropriate base salary levels, those analyses are helpful in determining whether our executive officers’ compensation is reasonable and competitive. The Committee believes that an appropriate competitive level for our executive officers’ base salaries, as compared to other organizations, would be approximately in the range of the 50th to the 75th percentile of the market total cash compensation.

The following table compares Mr. L. Holding’s 2006 base salary, and the average of the 2006 base salaries of our other executive officers named in the Summary Compensation Table below, to 2006 market median base salary, 2006 market median total cash compensation, and 2006 market median total direct compensation, as indicated by the market analysis.

2006 Base Salary of our CEO, or 2006 Average Base Salary of the Listed Group, as a Percentage (and Percentile) of 2006 Market Median
	2006 Base Salary	2006 Total Cash Compensation	2006 Total Direct Compensation
Our CEO (Mr. L. Holding during 2007)	122.6% (60th percentile)	82.7% (42nd percentile)	32.0% (16th percentile)
Our executive officers named in the Summary Compensation Table, excluding our CEO	127.5% (63rd percentile)	101.9% (51st percentile)	47.6% (24th percentile)
All our executive officers, excluding our CEO	146.2% (73rd percentile)	120.2% (60th percentile)	89.3% (45th percentile)

The comparison with market median base salary alone showed that our CEO’s 2006 base salary, and the average of our other named executive officers’ 2006 base salaries, were at the 60th and 63rd percentile, respectively. However, our

CEO’s 2006 base salary, and the average of those other named executive officers’ 2006 base salaries, were only at the 42nd and 51st percentiles, respectively, when compared with the 2006 market median total cash compensation.

In considering its recommendations for Mr. L. Holding’s 2007 base salary, the Compensation Committee took into account his 2006 total compensation, his individual direction and historical importance in our development and growth, our 2006 financial and operating performance, and the 2006 market analysis. The Committee approved and recommended to the Board that Mr. L. Holding’s base salary be increased by 3.0% to $947,728 effective on July 1.

In considering its recommendations for increases for 2007 in the base salaries of our other executive officers named in the Summary Compensation Table, the Committee took into account their 2006 total compensation, the 2006 market analysis, their general individual performance and our 2006 financial and operating performance, and our CEO’s recommendations. For 2007, the Committee approved and recommended to the Board base salary increases for those executive officers, effective on July 1, resulting in an aggregate increase of approximately 4.0% over 2006.

The following table compares Mr. L. Holding’s 2007 base salary, and the average of the 2007 base salaries of those other named executive officers, as approved and recommended by the Committee, to the 2006 market medians as indicated by the market analysis.

2007 Base Salary of our CEO, or 2007 Average Base Salary of the Listed Group, as a Percentage (and Percentile) of 2006 Market Median:
	2006 Base Salary	2006 Total Cash Compensation	2006 Total Direct Compensation
Our CEO (Mr. L. Holding during 2007)	126.3% (63rd percentile)	85.2% (43rd percentile)	32.8% (17th percentile)
Our executive officers named in the Summary Compensation Table, excluding our CEO	132.7% (66th percentile)	106.1% (53rd percentile)	51.8% (26th percentile)
All our executive officers, excluding our CEO	151.78% (76th percentile)	124.7% (61st percentile)	94.5% (47th percentile)

Those salary increases resulted in Mr. L. Holding’s 2007 base salary, and the average of the 2007 base salaries of those other named executive officers, being at the 63rd and 66th percentile, respectively, when compared only with the 2006 market median base salary, but only at the 43rd and 53rd percentile range when compared with the 2006 market median total cash compensation of comparable organizations.

The Committee does not regularly consider compensation paid by specific peer companies. However, in making its recommendations for 2007 salary increases, the Committee did consider a separate peer group analysis prepared by its independent consultant that compared compensation paid to our executive officers against 19 other publicly traded financial institutions that have assets between $5 billion and $25 billion and that primarily concentrate on retail and business banking operations.

The financial institutions included in the peer group analysis were as follows:

Colonial BancGroup, Inc.	Fulton Financial Corporation	FirstMerit Corporation
Associated Banc-Corp	TCF Financial Corporation	Trustmark Corporation
BOK Financial Corporation	South Financial Group, Inc.	Susquehanna Bancshares, Inc.
Webster Financial Corporation	BancorpSouth, Inc.	First Midwest Bancorp, Inc.
City National Corporation	Cullen/Frost Bankers, Inc.	United Bankshares, Inc.
Commerce Bancshares, Inc.	Valley National Bancorp	Hancock Holding Company
Whitney Holding Corporation

Using the selected peer group, three years (2004 to 2006) of compensation data was compiled utilizing research from a nationally recognized proxy data research reporting company. As in the market analysis, the consultant focused on base salary, total cash and total direct compensation. In general, the aggregate compensation of our executive officers listed in the Summary Compensation Table is less competitive against this peer group than against the market analysis.

The following table illustrates how our executive officers’ 2007 base salaries compared to the 2006 median compensation paid to executive officers of the other financial institutions included in the peer group analysis:

2007 Base Salary of our CEO, or 2007 Average Base Salary of the Listed Group, as a Percentage (and Percentile) of the 2006 Peer Group Median:
	2006 Base Salary	2006 Total Cash Compensation	2006 Total Direct Compensation
Our CEO (Mr. L. Holding during 2007)	128.8% (63rd percentile)	58.9% (28th percentile)	45.7% (23rd percentile)
Our executive officers named in the Summary Compensation Table, excluding our CEO	158.8% (78th percentile)	95.6% (48th percentile)	79.4% (40th percentile)

The comparison with the peer group median base salary alone showed that Mr. L. Holding’s 2007 base salary recommended by the Committee, and the average of our other named executive officers’ 2007 base salaries recommended by the Committee, were at the 63rd and 78th percentile, respectively. However, Mr. L. Holding’s 2007 base salary, and the average of those other named executive officers’ 2007 base salaries, were at only the 28th and 48th percentiles, respectively, when compared with the peer group median total cash compensation.

The Committee also reviewed information prepared by its independent consultant regarding the relationship between compensation we pay our executive officers and our company’s financial performance, compared to compensation paid by and the performance of the organizations included in the peer group. This analysis incorporated the following performance metrics:

•	Growth: one- and five-year growth in assets, deposits and loans, with the expectation that our performance will be equal to the average or median of the peer group;

•	Asset Quality: net charge-offs and non-performing asset ratio, with the expectation that our performance will be well above the peer group; and

•	Profitability: return on average assets and return on average equity, with the expectation that our performance will be below the peer group due to the Banks’ expansion strategy.

That information tended to reflect that we generally compared favorably to the companies in the group with regard to performance we achieved at the compensation levels paid to our executive officers.

Discretionary Bonuses.    We do not have an annual bonus program and we do not regularly pay bonuses to our executive officers. However, on occasion, our Chief Executive Officer recommends to the Compensation Committee that it consider approval of discretionary bonuses for individual executive officers based on particular performance achievements or other factors related to the retention of motivated and talented executive officers. The Committee takes into consideration the purpose and recommended amount for any discretionary bonus within the context of each executive officer’s total cash compensation.

For 2007, no discretionary bonuses were recommended or approved for any of the executive officers named in the Summary Compensation Table.

Retirement Plans.    During 2007, we had two qualified retirement plans in which all employees, including all executive officers, were eligible to participate under the terms of the plans and the regulations that govern them. Those plans include:

•	a defined benefit pension plan; and

•	a Section 401(k) defined contribution plan.

During, 2007, our Board approved changes to our retirement plan program with a fully effective date of January 1, 2008. These changes were recommended by a special committee of the Board and were designed to:

•	reduce the volatility of our pension plan, and

•	preserve the competitive retirement benefits we provide to our associates.

The changes approved by the Board included the retention of our existing pension and 401(k) plans, now referred to as the legacy plans, and the addition of an enhanced 401(k) plan. Eligible associates hired on or before March 31, 2007, could make a one-time election during 2007 to:

•	continue to participate in both legacy plans, or

•

participate in the enhanced 401(k) plan rather than the legacy 401(k) plan, in which case they would continue to be participants in the pension plan, but their pension plan benefits accrued through December 31, 2007, would be frozen and no further benefits would accrue.

Our Chairman and Executive Vice Chairman (each of whom already has the maximum number of years of service that can be counted under the pension plan and, as indicated below, has begun receiving benefits under that plan) elected to participate in the enhanced 401(k) plan. All other executive officers named in the Summary Compensation Table elected to remain in the legacy plans.

Our pension plan is a non-contributory final average pay pension plan. It has been available to all employees who had completed 1,000 hours of service within a calendar year and had reached age 21. A participant’s benefits under the plan become vested when he or she completes five years of service, or earlier at normal retirement age or when becoming disabled. As a result of the changes described above, new associates hired after March 31, 2007, will not become participants in the pension plan.

Monthly benefits paid from the pension plan are computed as straight life annuities beginning at age 65 and are not subject to deductions for Social Security benefits or any other offset amounts. Normal retirement age under the plan is the later of age 65 or completion of five years of service. Early retirement is permitted for participants who have reached age 50 with at least 20 years of service, or age 55 with at least 15 years of service. Benefits are actuarially increased or reduced if the monthly benefit payments begin after or prior to age 65.

A participant’s benefit is based on his or her:

•	“final average compensation,” which is the participant’s highest average covered compensation for any five consecutive years of service within the last ten years prior to retirement;

•	years of “creditable service,” which is the number of calendar years in which the participant completes 1,000 or more hours of service; and

•

“covered compensation,” which is the average of the participant’s Social Security taxable wage bases for each year during the 35-year period ending with the year in which the employee attains Social Security retirement age.

We do not grant extra years of service to pension plan participants for purposes of calculating benefits.

A participant’s annual compensation covered by the plan includes base salary, overtime, and regular bonuses. However, under the Internal Revenue Service’s regulations, the maximum amount of covered compensation considered for 2007 in determining a participant’s benefit was $225,000.

The pension plan provides that a participant’s actual annual benefit amount is calculated as follows:

•	1.2% of his or her final average compensation multiplied by his or her years of creditable service; plus

•

0.65% of his or her final average compensation in excess of covered compensation multiplied by his or her years of creditable service, not to exceed 35 years if hired on or after January 1, 2005, or 40 years if hired before that date; reduced by

•

A service fraction that is the ratio equal to the actual number of creditable years of service the individual has under the plan at retirement divided by the number of creditable years of service the individual would have under the plan if he or she remained employed to age 65.

Under the IRS’ regulations, the maximum annual benefit that may be paid to a retiring participant generally is $180,000. Participants may elect to receive retirement benefits in a joint and survivor annuity rather than a single life annuity. In those cases, the amount of the annual retirement benefit will be actuarially reduced. In cases of early retirement, a participant’s annual retirement benefits are actuarially reduced by 5.0% for each year of the first ten years by which the starting date of the early retirement benefit precedes the participants’ normal retirement date, unless a participant elects to defer receipt of benefits until he or she reaches age 65. In the case of participants whose employment continues after age 65, the annual retirement benefits, as well as the maximum permitted benefit amount, are actuarially increased.

Our legacy and enhanced Section 401(k) plans both are voluntary savings plans that provide vehicles for employees to defer a pre-tax portion of their compensation for retirement and receive an employer matching contribution on a portion of the voluntary deferral. Associates who were employed by us on or before March 31, 2007, are participants in one of the two Section 401(k) plans, depending on their elections as described above. In the case of associates who elected to participate in the enhanced Section 401(k) plan, account balances under the legacy plan were transferred to the associates’ accounts under the enhanced plan. Associates who were hired after March 31, 2007, may participate only in the enhanced plan. They become eligible to participate for purposes of their own voluntary contributions after one full month of employment, and they become eligible to receive the employer match following one full year of employment.

Under the IRS’ regulations, the maximum 2007 voluntary deferral was $15,500 for a participant under the age of 50, and $20,500 for a participant age 50 or older. Under the legacy Section 401(k) plan, we make a matching contribution to each participant’s account equal to 100% of the first 3%, and 50% of the next 3%, of the participant’s compensation that he or she defers, up to and including a maximum matching contribution of 6% of the participant’s compensation. Under the enhanced plan, we make a matching contribution to each participant’s account equal to 100% of up to 6% of the participant’s compensation that he or she defers. In addition, following the close of each plan year, we make a non-elective contribution to each eligible participant’s account equal to 3% of the participant’s compensation. The maximum matching contribution under the legacy Section 401(k) plan during 2007 was $10,125.

Eligibility requirements for participation and matching contributions, as well as investment opportunities, are the same in both the legacy and enhanced Section 401(k) plans.

Because our Chairman and Executive Vice Chairman each beneficially own more than 5% of our voting stock, federal law required that they each begin to receive distributions from the pension plan and legacy Section 401(k) plan when they reached age 70 1/2.

Non-Qualified Separation from Service Agreements.    The Banks have entered into separate agreements with certain executive officers that provide for payments to them for a period of ten years following a separation from service at an agreed upon age. The agreements are intended to help us retain and reward the long-term loyalty of officers who are key decision makers within our organization, and to assure their continued loyalty following a separation from service, by providing them with an opportunity to receive the payments provided for in their agreements and restricting their ability to compete against the Banks. The Committee believes that the additional long-term benefit provided to our executive officers under the agreements helps to make our compensation more competitive in light of the fact that we do not have other long-term incentive or equity-based compensation plans under which executive officers of other companies can build wealth.

Currently, each agreement calls for age 65 (or an earlier agreed upon age) as the date of separation from service, except the agreements with our Chairman and Executive Vice Chairman which call for a separation date of January 1, 2011. In return for the Banks’ payments, each officer has agreed to provide limited consultation services to, and not to compete against, the Banks during the payment period. Payments begin six months and one week following separation from service at the agreed upon age. If an officer dies prior to separation from service, or during the payment period following separation from service, the payments under his or her agreement will be made to the officer’s designated beneficiary or estate. There are no incremental vesting rights or change in control provisions under the agreements, and the Banks may terminate an officer’s agreement at any time. If an officer’s agreement is terminated, or the officer’s employment terminates before the age provided in his or her agreement, or another date agreed to by the Banks, for any reason other than death, all rights under his or her agreement will be forfeited. The agreements do not provide for any non-cash benefits. Because payments will be made to the officers under their agreement only if they continue in the Banks’ employment, the Committee believes the agreements help the Banks to retain their executive officers.

Our Chief Executive Officer recommends officers to the Compensation Committee to be considered for an agreement, and he recommends the amount of monthly payments for each officer’s agreement. The Committee considers the recommendation in the context of the officer’s position and other compensation and, if it concurs, it recommends approval to the Boards of Directors. The amounts of payments provided for in the agreements generally are calculated as a percentage, ranging from 25% to 55%, of an officer’s base salary at the time his or her agreement is approved. From time to time the agreements may be amended to recalculate the payment amounts based on more current base salaries and adjust the percentages of base salary used in the computation. Those adjustments are recommended by the Chief Executive Officer to the Committee for consideration and recommendation to the Boards of Directors.

During 2007 and early 2008, the agreements with the executive officers listed in the Summary Compensation Table were amended. These amendments, which were approved by the Committee and the Board of Directors, increased the monthly payments called for in the agreements to reflect increases in the officers’ base salaries since amendments to the agreements previously were approved, and increased the percentage of base salary used to calculate the monthly payments for our Chairman and Executive Vice Chairman (from 45% to 55%). The amounts of payments provided for in the amended agreements with the named executive officers are described below in the text under the caption “Pension Benefits and Separation from Service Payments.” In connection with the January 25, 2008, retirement of our Chief Operating Officer, James B. Hyler, Jr., the Committee recommended, and the Board approved, payments under Mr. Hyler’s agreement to begin on March 1, 2013.

Personal Benefits.    We do not provide an extensive array of perquisites or personal benefits to our executive officers, other than benefits (including group insurance coverages) that are available generally to all our employees. However, from time to time certain of our executive officers do receive, or we may treat them as having received, other non-cash benefits that are not directly related to the performance of their duties as executive officers or that otherwise confer a benefit that has a personal aspect. Benefits of that type that our executive officers listed in the Summary Compensation Table received, or we treat them as having received, during 2007 included:

•	services of staff personnel that we attribute to certain officers’ personal business;

•	Mr. L. Holding’s use of storage space in a Bank-owned warehouse;

•	installation of a security system in the residence of one of our named executive officers as part of our risk management program as described below; and

•	monitoring and maintenance of security systems in the residences of Mr. L. Holding and certain other executive officers under our risk management program.

As part of its review of our executive officers’ overall compensation each year, the Compensation Committee reviews personal benefits being provided, or proposed to be provided, to executive officers, and it recommends to the Boards of Directors whether those benefits should be approved. During 2005, our Compensation Committee approved, and recommended to the Board of Directors, a policy under which we will, as deemed advisable, install, maintain and monitor security systems in the homes of our Chairman and three other executive officers as part of our risk management program. The Board concluded that the safety of our key executive officers is a business concern, and it approved the recommended policy.

As described in the Summary Compensation Table, Mr. L. Holding and two other named executive officers received personal benefits during 2007 for which our aggregate incremental cost exceeded $10,000. Those benefits included the installation of a security system in the home of one named executive officer under the above policy approved by the Board.

Tax and Accounting Implications; Deductibility of Executive Compensation

Internal Revenue Service regulations disallow a tax deduction to public corporations for compensation, other than performance-based compensation, over $1 million paid during any fiscal year to our Chief Executive Officer and the next four most highly compensated named executive officers. The Compensation Committee considers the impact of those regulations in connection with its decisions regarding the compensation of our executive officers. Substantially all of the compensation paid to our named executive officers for 2007 is deductible.

Compensation Committee Report

The Compensation Committee has:

•	reviewed and discussed with management the Compensation Discussion and Analysis that is included in this proxy statement and,

•	based on that review and discussions, recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and Annual Report on Form 10-K.

The Compensation Committee:

Victor E. Bell III                    Lewis M. Fetterman                    Lewis T. Nunnelee II

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and other compensation paid or provided to or deferred by our named executive officers for the 2007 and 2006 calendar years. Our executive officers are compensated by the Banks for their services as their officers, and they receive no separate salaries or other compensation from us for their services as our officers. Each of the named officers is employed on an “at will” basis and subject to reelection as an officer each year, and none of them have employment agreements with us or the Banks. We do not have any plans under which equity or non-equity grants or awards are made. As a result, base salary is the largest component of each current executive officer’s total compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position During 2007 (1)	Year	Salary (4)	Bonus		Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)		All Other Compensation (7)	Total
Lewis R. Holding (2) Chairman and	2007	$933,926	$-0-		$548,323		$76,534	$1,558,783
Chief Executive Officer	2006	904,566	-0-		165,713	(6a)	230,734	1,301,013
Frank B. Holding Executive Vice Chairman	2007 2006	933,926 904,566	-0- -0-		520,200 147,782	(6a)	38,765 37,443	1,492,891 1,089,791

James B. Hyler, Jr. (3) Vice Chairman and Chief Operating Officer	2007 2006	767,413 743,288	-0- -0-		181,745 76,613		25,909 9,900	975,067 829,801
Frank B. Holding, Jr. (2) President	2007 2006	459,701 438,943	-0- -0-		721 5,674		10,125 9,900	470,547 454,517

Carol B. Yochem Executive Vice President and Wealth Management Manager	2007 2006	499,485 476,560	-0- 135,000	(5)	34,358 5,525		10,125 157,927	543,968 775,012
Kenneth A. Black Executive Vice President and Chief Financial Officer	2007 2006	344,911 328,424	-0- -0-		63,155 40,303		10,125 9,900	418,191 378,627

(1)	Messrs. L. Holding, F. Holding, F. Holding, Jr., and Hyler each served as a member of our Board of Directors during each year. However, they did not receive any additional compensation for their services as directors.
(2)	Lewis R. Holding served as our and the Bank’s Chief Executive Officer during 2007. Frank B. Holding, Jr., was appointed to serve as our and FCB’s Chief Executive Officer effective on January 28, 2008.
(3)	Mr. Hyler retired effective on January 25, 2008.
(4)	Includes the amounts of salary deferred at each officer’s election under our Section 401(k) plan. The Banks permit all employees, at the beginning of each year, to “sell” up to one week of their paid leave time to the Bank. The amounts listed for three of the named officers for 2007 include additional salary paid to them under that program as follows: Mr. Hyler—$14,481; Mr. F. Holding, Jr.—$8,674 and Mr. Black—$6,509. As described under the caption “Related Person Transactions,” FCB is reimbursed for portions of Mr. F. Holding’s salary by First Citizens Bank and Trust Company, Inc., Columbia, S.C., and Southern Bank and Trust Company, Mount Olive, N.C., pursuant to separate agreements between FCB and those banks.
(5)	Represents the second of two payments by FCB of a signing bonus agreed to when Ms. Yochem was hired during 2005. The 2006 payment was conditioned on her continued employment on the first anniversary of the date her employment began.
(6)	Amounts reflect the aggregate of the increase (or decrease) for each year in the actuarial present value of the officers’ accumulated benefits under our defined benefit pension plan, and the present value of monthly payments to be made to the officers in the future for a period of ten years following their separation from service at specified ages under agreements between them and the Banks. The separate amounts for each officer under the pension plan and the separation from service agreements are listed in the following table.

	2007				2006
	Increase (Decrease) in Actuarial Present Value of Accumulated Benefits under Pension Plan (a)	Increase (Decrease) in Present Value of Future Monthly Payments under Separation from Service Agreements		Aggregate Increase (Decrease)	Increase (Decrease) in Actuarial Present Value of Accumulated Benefits under Pension Plan (a)	Increase (Decrease) in Present Value of Future Monthly Payments under Separation from Service Agreements		Aggregate Increase (Decrease)
L.R. Holding	$146,230	$402,093		$548,323	$139,556	$26,157		$165,713
F. B. Holding	110,950	409,250		520,200	114,469	33,313		147,782
J. B. Hyler, Jr.	55,870	125,875		181,745	76,388	225		76,613
F. B. Holding, Jr.	3,494	(2,773	) (b)	721	19,692	(14,018	) (b)	5,674
C. B. Yochem	13,354	21,004		34,358	14,693	(9,168	) (b)	5,525
K. A. Black	29,047	34,108		63,155	44,533	(4,230	) (b)	40,303

(a)	The amounts shown for Messrs. L. Holding and F. Holding are net amounts based on decreases during each year in the actuarial present values of their accumulated benefits under the pension plan (decreases of $109,422 for 2007 and $116,116 for 2006 for Mr. L. Holding, and decreases of $109,190 for 2007 and $105,671 for 2006 for Mr. F. Holding), plus the amounts of distributions they received from the plan during each year (distributions of $255,672 for each of 2007 and 2006 for Mr. L. Holding, and distributions of $220,140 for each of 2007 and 2006 for Mr. F. Holding). The amounts of changes in their accumulated benefits at December 31, 2006, shown in our 2007 Annual Meeting proxy statement were calculated based on benefits payable in single life annuities rather than the joint and survivor annuities they have elected, and without inclusion of their distributions during 2006. The 2006 amounts in the Summary Compensation Table and the table above have been restated to reflect their benefit elections and their receipt of distributions.
(b)	The negative numbers for 2007 and/or 2006 for the present values of future payments to be made to certain of the named officers resulted primarily from changes in discount rate assumptions used in calculating the present values at the end of each year as compared to the prior year.

(7)	For 2007, the listed amounts include:

•	for each officer, $10,125 in matching contributions made by the Banks for their accounts under our Section 401(k) plan; and

•

for Mr. L. Holding, Mr. F. Holding and Mr. Hyler (who are the only named officers who received personal benefits during 2007 that exceeded $10,000), our estimates of our incremental costs related to personal benefits they received. Those benefits are itemized in the following table.

Description	L.R. Holding	F.B. Holding	J.B. Hyler
Security system installation in personal residences (based on our actual out-of pocket costs for equipment and installation)	—	—	$12,232
Security system monitoring and maintenance (based on our actual out-of-pocket costs for communications lines and system maintenance)	$11,058	—	$552
Personal services provided by staff personnel (based on our estimates of staff time devoted to each officer’s personal business and our compensation and benefit expense related to those employees)	$55,351	$28,640	$3,000
Use of storage space in a warehouse owned by FCB (for which we had no incremental cost)	-0-	—	—

We also provide our officers with group life, health, medical and other insurance coverages that are generally available on the same basis to all salaried employees. The cost of that insurance is not included in the table.

Pension Benefits and Separation from Service Payments

We have a defined benefit pension plan that covers all of our eligible employees who were hired on or before March 31, 2007, and under which benefits are provided to plan participants following their retirement, and the Banks have entered into separation from service agreements with certain of our executive officers which provide for payments by the Banks to them for a period of ten years following their separation from service at specified ages. The pension plan and the separation from service agreements are described under the caption “Compensation Discussion and Analysis.” The following table provides information about benefits under the pension plan and the agreements for each of our executive officers named in the Summary Compensation Table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)(3)	Payments During Last Fiscal Year (4)
Lewis R. Holding	Pension plan	40	$2,097,486	$255,672
	Separation from service agreement	N/A	2,829,891	-0-

Frank B. Holding	Pension plan	40	2,131,728	220,140
	Separation from service agreement	N/A	2,797,686	-0-

James B. Hyler, Jr.	Pension Plan	28	761,999	-0-
	Separation from service agreement	N/A	1,818,439	-0-

Frank B. Holding, Jr.	Pension plan	24	240,968	-0-
	Separation from service agreement	N/A	465,775	-0-

Carol B. Yochem	Pension plan	2	28,047	-0-
	Separation from service agreement	N/A	389,397	-0-

Kenneth A. Black	Pension plan	20	419,364	-0-
	Separation from service agreement	N/A	423,547	-0-

(1)	Years of credited service under the pension plan are as of December 31, 2007. Messrs. L. Holding and F. Holding have 54 and 51 actual years of service with FCB, respectively. However, the maximum years of service that may be counted in calculating benefits under the pension plan is 40 years or, in the case of participants hired after January 1, 2005, 35 years. Payments under the separation from service agreements are not determined on the basis of years of credited service.
(2)

The amounts shown for the pension plan reflect the actuarial present value of each officer’s accumulated benefit as of December 31, 2007. Those amounts were determined using the same interest rate and mortality rate assumptions as were used in our consolidated financial statements. We used a discount rate of 6.25%, and we assumed that each officer will remain an active employee until, and will retire at, normal retirement age under the plan (65) or, if later, his current age, and will elect to receive benefits based on a single life annuity or, in the case of Messrs. L. Holding and F. Holding, joint and survivor annuities (which is the basis on which their benefits currently are being paid). No pre-retirement decrements were applied.

(3)	The amounts shown for the separation from service agreements reflect the present values, as of December 31, 2007, of monthly payments called for by each officer’s agreement as in effect on that date that would be made to him or her in the future over the ten-year payment term that begins six months and one week following separation from service at his or her agreed upon age. Those amounts were determined based on a discount rate of 6.25%. In calculating those amounts, we assumed that each officer will remain an active employee until, and his or her payments will begin after, the age specified in his or her agreement. In connection with Mr. Hyler’s retirement effective on January 25, 2008, FCB and Mr. Hyler agreed that payments under his separation from service agreement will begin on March 1, 2013. The actual monthly payment amounts provided for under the named officers’ current agreements are as follows: Mr. L. Holding—$45,609; Mr. F. Holding—$45,609; Mr. Hyler—$28,652; Mr. F. Holding, Jr.—$17,163; Ms. Yochem—$12,792; and Mr. Black—$8,706. The payments listed for Messrs. L. Holding and F. Holding reflect amendments to their agreements during 2008.
(4)	Messrs. L. Holding and F. Holding remain actively employed by FCB but were required by federal law to begin receiving distributions under our pension plan after they reached age 70 1/2.

On December 31, 2007, Mr. Hyler and Mr. Black were the only named officers who were eligible for early retirement under the pension plan. Early retirement is permitted for participants who have reached age 50 with at least 20 years of service, or age 55 with at least 15 years of service. If a participant retires early, his or her annual benefits under the pension plan are actuarially reduced by 5.0% for each year of the first ten years by which the starting date of the early retirement benefit precedes the participant’s normal retirement date, unless the participant elects to defer receipt of benefits until he or she reaches age 65. Mr. Hyler retired effective on January 25, 2008, and he has elected to defer receipt of benefits until a later date. His benefits under the pension plan beginning at age 65, and paid in the form of a single life annuity, would be $8,146 per month or a smaller amount if he chooses to begin receiving benefits at an earlier age or in a joint and survivor annuity.

Potential Payments Upon Termination or Ch ange in Control

The only contracts, agreements, plans or arrangements in effect during 2007 under which payments or other benefits will be made or provided to any of our executive officers named in the Summary Compensation Table in connection with a termination of their employment, change in their responsibilities or change in control of our company or the Banks were:

•	our pension plan and Section 401(k) plans which cover all of our eligible employees;

•	the separation from service agreements between the Banks and certain of our senior officers under which payments will be made following an officer’s separation from service after a stated age;

•

our group insurance plans under which disability and death benefits are provided to all of our eligible employees (including a group life insurance benefit equal to each officer’s annual salary, but not more than $600,000); and

•	the agreement described below with Carol B. Yochem.

Payments and benefits under our pension plan and the separation from service agreements are described above under the caption “Pension Benefits and Separation From Service Agreements.”

When Ms. Yochem was first employed by FCB during 2005, FCB agreed that, if any of the “triggering events” described below occurred, it would make a lump-sum severance payment to her equal to (1) three times her annual base salary rate if the event occurred during the first year of her employment, (2) two times her annual base salary rate if the event occurred during the second year of her employment, and (3) one times her annual base salary rate if the event occurred during the third or a later year of her employment. A triggering event will have occurred if:

•	Ms. Yochem’s employment is terminated without cause;

•	her base salary is reduced below her beginning annual rate of $460,000;

•

her life, medical or hospitalization or disability insurance, or similar benefits, including any retirement plan, are reduced in level, scope or coverage, or are eliminated without being replaced with substantially similar plans or benefits, unless that action applies proportionately to all salaried employees who participate in those benefits or plans,

•	she is transferred to a job location more than 30 miles from her initial principal work location, or

•	her position is eliminated, or her employment is changed in any material respect such that she no longer serves in her initial position with FCB or in a position with similar duties.

If any of those events had occurred on December 31, 2007, the amount of FCB’s lump-sum payment to Ms. Yochem would have been $511,667.

Following the end of 2007, we and FCB entered into a retirement agreement with our Vice Chairman and Chief Operating Officer, James B. Hyler, Jr., in connection with his retirement effective on January 25, 2008. The retirement agreement provides for FCB to:

•	pay to Mr. Hyler:

•	a lump-sum equivalent to one-month’s base salary, plus the amount of his unused paid time off benefit (an aggregate of $150,621);

•	a lump-sum equivalent to the cost of continued insurance coverage for him and his qualified beneficiaries for a period of seven months ($11,360, including a $3,869 tax gross-up); and

•	a lump-sum of $600,000 per year for five years or, if earlier, until Mr. Hyler’s death (an aggregate of $3,000,000 over the full five-year period);

•

transfer ownership to Mr. Hyler of certain electronic equipment (including a security system, laptop computer, printer, router, and related equipment) valued in the aggregate at approximately $13,689 located in his home or previously used by him; and

•	pay legal expenses incurred by Mr. Hyler in enforcing or otherwise in connection with the agreement ($10,000).

The retirement agreement contains various covenants under which Mr. Hyler and FCB agreed that: during the above five-year payment term, he will not engage in activities in competition with, or solicit the customers or employees of, FCB or our other subsidiaries in counties in which FCB or any of our other subsidiaries had an office on Mr. Hyler’s retirement date; that he will not disclose confidential or proprietary information; that neither he nor FCB will make negative comments about the other; and, that he released FCB from any claims. As described above under the caption “Pension Benefits and Separation from Service Payments,” Mr. Hyler also is entitled to his benefits under our defined benefit pension plan and his existing separation from service agreement. His benefits under our defined benefit pension plan are described above under the caption Pension Plan and Separation from Service Payments. The retirement agreement amended Mr. Hyler’s separation from service agreement to provide for payments under that agreement ($343,827 per year, payable in monthly payments for ten years) to begin on March 1, 2013, and for elimination of the requirement under that agreement that he provide future consulting services to FCB.

DIRECTOR COMPE NSATION

The following table describes our standard schedule of fees paid to our directors for their one-year terms of office following our 2007 Annual Meeting, and the standard schedule that will be in effect for the year following the 2008 Annual Meeting.

Description	2007 Amount	2008 Amount
Annual retainer	$20,000	$25,000
Additional retainer paid to the Chairman of our Audit and Compliance Committee	30,000	40,000
Per diem fee for attendance at meetings of our and FCB’s Boards and/or committees	800	1,000	(1)
Per diem fee for attendance at meetings of IronStone’s Board and/or committees	800	1,000	(1)
Per diem fee for attendance via teleconference at meetings of our and FCB’s Boards and/or committees	N/A	500
Per diem fee for attendance via teleconference at meetings of IronStone’s Board and/or committees	N/A	500

(1)	For attendance at meetings in person.

Only one per diem fee is paid for attendance at meetings of our and FCB’s Boards and committees held on the same day. Directors who are members of IronStone’s Board are paid separately for attending meetings of that Board and its committees, but only one fee is paid for attendance at meetings of IronStone’s Board and its committees held on the same day. IronStone’s directors do not receive a separate retainer. The separate annual retainer paid to the Chairman of our Audit and Compliance Committee (who is designated as our “audit committee financial expert”) is in recognition of the additional duties and responsibilities required by that position.

In addition to our standard fees, certain of our outside directors receive other compensation from FCB as described below.

•

Since his retirement as our and FCB’s President during 1987, George H. Broadrick has received payments of $4,778 per month under an agreement that he would provide consulting services to, and not compete with, FCB during the term of the payments. During 2006, the agreement was replaced with a new agreement under which he receives payments of $7,500 per month for his continued services. FCB provides Mr. Broadrick with office space and administrative assistance reasonably necessary in providing his consulting services under the agreement. The new agreement expires during 2011 but may be terminated at any time by FCB. If Mr. Broadrick dies during the term of the agreement, payments for the remaining term will be made to his beneficiary or estate.

•	Charles B. C. Holt and Robert E. Mason IV serve on FCB’s local advisory boards in their respective communities and receive a fee of $125 for attendance at each quarterly advisory board meeting.

The following table summarizes the compensation received by our outside directors for the 2007 calendar year.

2007 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
John M. Alexander, Jr.	$35,200	$-0-	$-0-		$35,200
Carmen Holding Ames	24,000	-0-	-0-		24,000
Victor E. Bell III	32,800	-0-	-0-		32,800
George H. Broadrick	24,800	-0-	90,000	(2)	114,800
H. M. Craig III	33,600	-0-	-0-		33,600
H. Lee Durham, Jr.	72,400	-0-	-0-		72,400
Lewis M. Fetterman	25,600	-0-	-0-		25,600
Daniel L. Heavner	22,400	-0-	-0-		22,400
Charles B. C. Holt	35,700	-0-	-0-		35,700
Lucius S. Jones	36,800	-0-	-0-		36,800
Joseph T. Maloney, Jr. (3)	800	-0-	-0-		800
Robert E. Mason IV	22,650	-0-	-0-		22,650
Robert T. Newcomb	32,000	-0-	-0-		32,000
Lewis T. Nunnelee II	32,800	-0-	-0-		32,800
C. Ronald Scheeler (4)	24,800	-0-	-0-		24,800
Ralph K. Shelton	28,800	-0-	-0-		28,800
R. C. Soles, Jr.	24,800	-0-	-0-		24,800
David L. Ward, Jr.	24,000	-0-	-0-		24,000

(1)	Hope H. Connell, Lewis R. Holding, Frank B. Holding, Frank B. Holding, Jr., James B. Hyler, Jr., and James M. Parker are not listed in the table. They served as directors during 2007, but they were compensated as officers of the Banks and did not receive any compensation for their services as directors.
(2)	Reflects payments under the separate agreement described in the narrative above.
(3)	Mr. Maloney retired from service as a director effective on April 23, 2007.
(4)	Mr. Scheeler retired from service as a director effective on December 31, 2007.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our Audit and Compliance Committee reviews and approves certain transactions, arrangements or relationships in which we or one of the Banks is a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of a class of our voting stock, and members of the immediate family of one of those persons.

Except as described below, the policy covers:

•

any transaction, arrangement or relationship, or series of transactions, arrangements or relationships, that are required to be disclosed in our proxy statements under rules of the Securities and Exchange Commission (in general, those in which the dollar amount involved exceeds or will exceed an aggregate of $120,000, including all periodic payments); and

•

charitable contributions or gifts, or series of charitable contributions or gifts (whether in cash or in-kind in the form of property or services), by us or the Banks to any eleemosynary or other non-profit organization in which a related person is a director or executive officer (other than a non-management director or advisory director) or is known to have some other material relationship and in which the aggregate dollar amount involved exceeds or will exceed (including periodic installments, and all other such contributions made during the same year) the greater of $200,000 or 5% of that organization’s consolidated gross revenues for the current year.

The transactions covered by the policy generally include loans, but the policy does not cover loans made by one of the Banks in the ordinary course of its business that are subject to banking regulations relating to “insider loans” and that are required to be approved by a majority of the Bank’s Board of Directors. The policy also does not cover (1) the provision of services by the Banks or their subsidiaries as a depositary of funds, or similar banking services or customer relationships, in the ordinary course of their business, or (2) compensation paid to our executive officers, or to an immediate family member of a related person, that has been reviewed and approved, or recommended to our Board of Directors for approval, by our Compensation Committee. Individual transactions under ongoing relationships in which we or the Banks regularly obtain products or services are not required to be separately approved. Rather, the Committee monitors those relationships on an ongoing basis. The Committee also monitors the ongoing relationships described below under the caption “Related Person Transactions During 2007” under which FCB provides various operations, data processing and other business services to affiliated banks. However, during the terms of the multi-year agreements pertaining to those ongoing relationships, FCB’s Compliance Officer pre-approves individual changes (such as changes in services, pricing, etc.) in the agreements and regularly reports those actions to the Committee. The Committee itself approves the entry into any new relationship or the renewal of an existing relationship with an affiliated bank.

In its review of related person transactions or charitable gifts, the policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction or charitable gift unless and until it has concluded to its satisfaction that the transaction or gift:

•	has been or will be agreed to or engaged in on an arm’s-length basis,

•	is or will be on terms that are fair and reasonable to us or the Banks, and

•	is in our or the Banks’ best interests.

Related Person Transac tions During 2007

The Banks have had, and expect to have in the future, banking transactions in the ordinary course of their business with certain of their and our current directors, nominees for director, executive officers, principal shareholders, and our other related persons. All loans included in those transactions during 2007 were made in the ordinary course of the Banks’ business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

For a number of years FCB has provided a range of services to First Citizens Bank and Trust Company, Inc., Columbia, South Carolina (“FCB/SC”), Southern Bank and Trust Company, Mount Olive, North Carolina (“Southern”), The Fidelity Bank, Fuquay-Varina, North Carolina (“Fidelity”), The Heritage Bank, Lucama, North Carolina (“Heritage”), and The Exchange Bank, Kingstree, South Carolina (“Exchange”). Those services include data and item processing services, securities portfolio management services, courier services, management consulting services (including, in the case of FCB/SC and Southern, the services of Frank B. Holding as director), and services as trustee for Southern’s, Fidelity’s and Heritage’s pension plans and Section 401(k) plans. The services are provided under agreements under which services are added and deleted, or are narrowed or expanded, from time to time. Aggregate fees billed by FCB for all those services during 2007 totaled approximately $18,094,000 for FCB/SC, $4,676,000 for Southern, $5,343,000 for Fidelity, $1,101,000 for Heritage, and $482,000 for Exchange. Of the amounts billed to FCB/SC and Southern, $125,726 and $102,144, respectively, represented reimbursement to FCB for a portion of Mr. F. Holding’s salary paid by FCB. Mr. F. Holding receives no salary, directors’ fees, or other compensation directly from FCB/SC or Southern for the services he renders to them. He and Lewis R. Holding, who are our directors, executive officers, and principal shareholders, also are principal shareholders of the parent holding companies of FCB/SC, Southern and Fidelity, and Mr. F. Holding also is a director of FCB/SC and Southern and a principal shareholder of Heritage’s parent holding company. Frank B. Holding, Jr., who is our director, executive officer and principal shareholder, also is a director of Heritage. Hope Holding Connell, who is our executive officer and director, also is a director of Southern. Our Audit and Compliance Committee has reviewed and approved the above agreements and monitors FCB’s ongoing arrangements with the affiliated banks, but individual transactions under or changes (such as changes in services or pricing) in those agreements are pre-approved by our Compliance Officer and reported to the Committee.

During 2007, FCB made charitable contributions to the North Carolina Community Foundation in an aggregate amount of $275,400. C. Ronald Scheeler, who served as a director during 2007, is Chairman of the Board of Directors of that non-profit corporation.

David L. Ward, Jr., one of our directors and our General Counsel, is the senior member of Ward and Smith, P.A., which provides legal services to us, FCB and IronStone. An aggregate of $3,772,778 was paid to that firm by us and all of our subsidiaries for 2007, and the firm will continue to provide legal services to us during 2008.

Hope Holding Connell, FCB’s Executive Vice President and Business Banking Segment Manager and IronStone Bank’s President, is the daughter of our director and executive officer, Frank B. Holding, and the niece of our Chairman, Lewis R. Holding. The following table contains information about Ms. Connell’s compensation for the 2007 and 2006 calendar years. Since she is an executive officer, her compensation each year is reviewed by our Compensation Committee, and recommended by the Committee to our Board for approval, under the same process that applies to all our other executive officers, and it is not separately reviewed or approved by the Audit and Compliance Committee.

Name and Principal Position (1)	Year	Salary (2)	Bonus	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Hope Holding Connell FCB’s Executive Vice President and Business Banking Segment Manager;	2007	$259,267	-0-	$28,626	$10,125	$298,018
President of IronStone Bank	2006	228,913	-0-	16,634	14,880	260,427

(1)	Ms. Connell served as a member of our and the Banks’ Boards of Directors during each year. However, she did not receive any additional compensation for her services as a director.
(2)	Includes the amount of salary deferred at Ms. Connell’s election under our Section 401(k) plan. The Banks permit all employees, at the beginning of each year, to “sell” up to one week of their paid leave time to the Bank. The amount in the table for 2007 includes $4,892 additional salary paid to Ms. Connell under the program.
(3)	Amounts reflect the aggregate of the increase (or decrease) for each year in (a) the actuarial present value of Ms. Connell’s accumulated benefit under our defined benefit pension plan ($9,658 for 2007, and $21,398 for 2006), and (b) the present value of monthly payments to be made to Ms. Connell in the future for a period of ten years following her separation from service at age 65 or an earlier agreed upon date under a separate agreement between her and FCB ($18,968 for 2007, and a $4,764 decrease for 2006). The actual monthly payment amount provided for in her current separation from service agreement is $6,469.
(4)	The 2007 amount represents matching contributions made by FCB on Ms. Connell’s behalf under our Section 401(k) plan. Ms. Connell did not receive personal benefits during 2007 that exceeded an aggregate of $10,000. We also provide our officers with group life, health, medical and other insurance coverages that are generally available to all salaried employees. The cost of that insurance is not included in the table.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholders

The following table lists persons who we believe owned, beneficially or of record, 5% or more of our Class A Common Stock or Class B Common Stock on the Record Date for the Annual Meeting.

	Beneficial Ownership
	Class A Common			Class B Common
Name and Address of Beneficial Owner	Number of Shares (1)		Percentage of Class (2)	Number of Shares (1)		Percentage of Class (2)	Percentage of Total Votes (2)
Carson H. Brice 4300 Six Forks Road Raleigh, NC 27609	52,186	(3)	0.60%	101,285	(3)	6.04%	4.70%

Claire H. Bristow 1225 Lady Street Columbia, SC 29201	52,687	(3)	0.60%	100,812	(3)	6.01%	4.68%

Hope H. Connell 4300 Six Forks Road Raleigh, NC 27609	57,793	(4)	0.66%	115,977	(4)	6.91%	5.37%

Frank B. Holding 409 East Market Street Smithfield, NC 27577	2,554,948	(5)	29.18%	697,378	(5)	41.57%	38.52%

Frank B. Holding, Jr. 4300 Six Forks Road Raleigh, NC 27609	73,909	(3)	0.84%	139,380	(3)	8.31%	6.47%

Lewis R. Holding Columbia Drive Lyford Cay Nassau, Bahamas	1,348,531	(6)	15.40%	208,311	(6)	12.42%	13.15%

Olivia B. Holding 409 East Market Street Smithfield, NC 27577	58,134	(3)	0.66%	110,923	(3)	6.61%	5.15%

North State Trustees 128 South Tryon Street Charlotte, NC 28202	416,840	(7)	4.76%	554,200	(7)	33.03%	26.08%

(1)	Except as otherwise noted, and to the best of our knowledge, each named individual beneficial owner exercises sole voting and investment power with respect to all listed shares. Certain of the named individuals may be considered to exercise shared voting and investment power with respect to certain of the listed shares held jointly, by family members or other persons, or by corporations or other entities that they may be deemed to control, as follows: Ms. Brice—5,200 shares of Class A Common and 1,250 shares of Class B Common; Ms. Bristow—5,410 shares of Class A Common and 1,250 shares of Class B Common; Ms. Connell—24,165 shares of Class A Common and 3,125 shares of Class B Common; Mr. F. Holding—509,693 shares of Class A Common and 108,825 shares of Class B Common; Mr. F. Holding, Jr.—5,400 shares of Class A Common and 1,225 shares of Class B Common; Mr. L. Holding—489,950 shares of Class A Common and 106,944 shares of Class B Common; Ms. O. Holding—13,293 shares of Class A Common and 2,550 shares of Class B Common. Certain of the named individuals disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Ms. Bristow—1,645 shares of Class A Common and 25,910 shares of Class B Common; Ms. Connell—4,671 shares of Class A Common and 22,193 shares of Class B Common; Mr. F. Holding—1,484,637 shares of Class A Common and 567,130 shares of Class B Common; Mr. F. Holding, Jr.—5,500 shares of Class A Common and 650 shares of Class B Common; Mr. L. Holding—196,892 shares of Class A Common and 74,416 shares of Class B Common.
(2)	“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of total votes” reflects the aggregate votes represented by the listed shares of both classes as a percentage of the aggregate votes represented by all outstanding shares of our voting securities.
(3)	All listed shares also are shown as beneficially owned by Mr. F. Holding.

(4)	Includes an aggregate of 38,948 shares of Class A Common and 114,077 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding, and an aggregate of 18,845 shares of Class A Common and 1,900 shares of Class B Common that also are shown as beneficially owned by Mr. L. Holding.
(5)	Includes an aggregate of 468,700 shares of Class A Common and 105,044 shares of Class B Common that also are shown as beneficially owned by Mr. L. Holding, and an aggregate of 267,671 shares of Class A Common and 560,152 shares of Class B Common that also are shown as beneficially owned by Mr. L. Holding’s adult children listed individually in the table.
(6)	Includes an aggregate of 468,700 shares of Class A Common and 105,044 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding, an aggregate of 18,845 shares of Class A Common and 1,900 shares of Class B Common that also are shown as beneficially owned by Ms. Connell, and an aggregate of 122,800 shares of Class A Common and 62,437 shares of Class B Common that also are shown as beneficially owned by North State Trustees.
(7)	Includes 294,040 shares of Class A Common and 491,714 shares of Class B Common held by North State Trust—1990, 110,400 shares of Class A Common and 58,209 shares of Class B Common held by North State Trust—1979, and 12,400 shares of Class A Common and 4,228 shares of Class B Common held by North State Trust—1976, each of which trusts is for the benefit of Ms. Ames, adult daughter of Mr. L. Holding. The six trustees for the three trusts, who may be deemed to have shared voting and investment power as to such shares, are George H. Broadrick, Carolyn S. Holding, John R. Jordan, Jr., C. Ronald Scheeler, David L. Ward, Jr., and James A. Weathers. Includes an aggregate of 122,800 shares of Class A Common and 62,437 shares of Class B Common that also are shown as beneficially owned by Mr. L. Holding.

Directors and Executive Officers

The following table describes the beneficial ownership of our voting securities on the Record Date by our current directors, nominees for election as directors, and certain of our executive officers, individually, and by all of our current directors and executive officers as a group.

	Beneficial Ownership
	Class A Common			Class B Common
Name of Beneficial Owner	Number of Shares (1)		Percentage of Class (2)	Number of Shares (1)		Percentage of Class (2)	Percentage of Total Votes (2)
John M. Alexander, Jr.	727		0.01%	68		*	0.01%
Carmen Holding Ames	147,929	(3)	1.69%	62,421	(3)	3.72%	3.22%
Victor E. Bell III	17,840		0.20%	4,925		0.29%	0.27%
Kenneth A. Black	1,888		0.02%	-0-		—	*
George H. Broadrick	60,867		0.70%	2,500		0.15%	0.28%
Hope Holding Connell	57,793	(4)	0.66%	115,977	(4)	6.91%	5.37%
H. M. Craig III	400		*	-0-		—	*
H. Lee Durham, Jr.	450		0.01%	100		0.01%	0.01%
Lewis M. Fetterman	14,955		0.17%	3,600		0.21%	0.20%
Daniel L. Heavner	435		*	-0-		—	—
Frank B. Holding	2,554,948	(5)	29.18%	697,378	(5)	41.57%	38.52%
Frank B. Holding, Jr.	73,909	(6)	0.84%	139,380	(6)	8.31%	6.47%
Lewis R. Holding	1,348,531	(7)	15.40%	208,311	(7)	12.42%	13.15%
Charles B. C. Holt	2,431		0.03%	-0-		—	0.01%
Lucius S. Jones	1,000		0.01%	-0-		—	*
Robert E. Mason IV	100		*	100		0.01%	*
Robert T. Newcomb	750		0.01%	-0-		—	*
Lewis T. Nunnelee II	600		0.01%	450		0.03%	0.02%
James M. Parker	342		*	-0-		—	*
Ralph K. Shelton	100		*	-0-		—	*
R. C. Soles, Jr.	16,912		0.19%	-0-		—	0.05%
David L. Ward, Jr.	15,740		0.18%	8,388		0.50%	0.42%
Carol B. Yochem	200		*	-0-		—	*
All directors and executive officers as a group (29 persons)	3,571,176	(8)	40.78%	820,776	(8)	48.92%	46.92%

(1)

Except as otherwise noted, and to the best of our knowledge, individuals named and included in the group exercise sole voting and investment power with respect to all shares. Certain of the individuals named and included in the group may be considered to exercise shared voting and investment power with respect to certain of the listed shares held jointly, by family members or other persons, or by corporations or other entities that they may be deemed to control, as follows: Ms. Ames—122,800 shares of Class A Common and 61,840 shares of Class B Common; Mr. Bell—17,113 shares of Class A Common and 2,462 shares of Class B Common; Ms. Connell—24,165 shares of Class A Common and 3,125 shares of Class B Common; Mr. F. Holding—509,693 shares of Class A Common and 108,825 shares of Class B Common; Mr. F. Holding, Jr.—5,400 shares of Class A Common and 1,225 shares of Class B Common; Mr. L. Holding—489,950 shares of Class A Common and 106,944 shares of Class B Common; and all individuals included in the group—1,169,263 shares of Class A Common and 284,421 shares of Class B Common. Certain of the individuals named and included in the group disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Mr. Broadrick—10,000 shares of Class A Common and 2,500 shares of Class B Common; Ms. Connell—4,671 shares of Class A Common and 22,193 shares of Class B Common; Mr. Fetterman—4,809 shares of Class A Common and 1,400 shares of Class B Common; Mr. F. Holding—1,484,637 shares of Class A Common and 567,130 shares of Class B Common; Mr. F. Holding, Jr.—5,500 shares of Class A Common and 650 shares of Class B Common; Mr. L. Holding—196,892 shares of Class A Common and 74,416 shares of Class B Common; Mr. Holt—465 shares of Class A Common; Mr. Ward—14,816 shares of Class A Common and 875 shares of Class B Common; and all individuals included in the group—1,721,790 shares of Class A Common and 669,164 shares of Class B Common. Shares listed for certain of the named individuals have been pledged as security for loans as follows: Mr. L. Holding—350,000 shares of Class A common and Mr. F. Holding, Jr.—52,295 shares of Class A common and 115,921 shares of Class B common.

(2)	“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of total votes” reflects the aggregate votes represented by the listed shares of both classes as a percentage of the aggregate votes represented by all shares of BancShares’ voting securities. An asterisk indicates less than .01%.
(3)	All listed shares also are shown as beneficially owned by Mr. L. Holding.
(4)	Includes an aggregate of 38,948 shares of Class A Common and 114,077 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding, and an aggregate of 18,845 shares of Class A Common and 1,900 shares of Class B Common that also are shown as beneficially owned by Mr. L. Holding.
(5)	Includes an aggregate of 468,700 shares of Class A Common and 105,044 shares of Class B Common that also are shown as beneficially owned by Mr. L. Holding, an aggregate of 73,909 shares of Class A Common and 139,380 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding, Jr. and an aggregate of 38,948 shares of Class A Common and 114,077 shares of Class B Common that also are shown as beneficially owned by Ms. Connell.
(6)	All listed shares also are shown as beneficially owned by Mr. F. Holding.
(7)	Includes an aggregate of 147,929 shares of Class A Common and 62,421 shares of Class B Common that also are shown as beneficially owned by Ms. Ames, an aggregate of 468,700 shares of Class A Common and 105,044 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding, and an aggregate of 18,845 shares of Class A Common and 1,900 shares of Class B Common that also are shown as beneficially owned by Ms. Connell.
(8)	As described above, certain shares are included in the beneficial ownership of each of Ms. Ames, Ms. Connell, Mr. F. Holding, Mr. F. Holding, Jr., and Mr. L. Holding, but they are included only once in the shares listed for the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and principal shareholders are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our Class A Common and Class B Common. Based on our review of copies of those reports, our proxy statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. During 2007, reports regarding various small purchases of stock inadvertently were overlooked or filed after their due dates as follows: Frank B. Holding—six reports covering eight purchases (an aggregate of 863 shares) by his spouse and a related entity; Lewis T. Fetterman—one report covering one purchase (100 shares) by his spouse’s trust; and North State Trustees—two reports covering three purchases (an aggregate of 262 shares). Each of those reports was filed promptly after it was discovered that it had been overlooked.

INDEPENDENT PUBLIC ACCOUNTANTS

Appointment of Independent Accountants

Our Audit and Compliance Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants and to approve their compensation and the terms of the engagement under which they provide services to us. The Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2008. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to answer appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

Services and Fees During 2007 and 2006

Except as described below, under its current procedures our Audit and Compliance Committee specifically pre-approves all audit services and other services provided by our accountants. Since it is difficult to determine in advance the exact nature and extent of the tax services or advice we will need during the year, the Committee authorizes our management to obtain tax services from our accountants from time to time during the year up to specified aggregate amounts of fees set by the Committee by category of service. Requests for advice in excess of those amounts require further Committee approval. The entire Audit and Compliance Committee generally participates in the pre-approval of services. However, in the case of proposals that arise during the year to obtain non-audit services from our accountants beyond what has been pre-approved by the Committee, the Committee delegates authority to its Chairman to approve those additional services on behalf of the Committee. Any such action by the Chairman is to be communicated to the full Committee at its next regularly scheduled meeting.

As our independent accountants for 2007 and 2006, Dixon Hughes PLLC provided us with various audit and other services for which we and our subsidiaries were billed, or expect to be billed, for fees as further described below. Our Audit and Compliance Committee has considered whether the provision of non-audit services by our independent accounting firm during 2007 was compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC during 2007 did not affect its independence.

The following table lists the aggregate amounts of fees paid to Dixon Hughes PLLC for audit services for 2007 and 2006 and for other services they provided during 2007 and 2006.

Type of Fees and Description of Services	2007	2006
Audit Fees, including audits of our consolidated financial statements and reviews of our condensed interim consolidated financial statements included in our Quarterly Reports on Form 10-Q	$615,200	$572,800

Audit-Related Fees, including, during both years, audits of FCB’s common trust funds, audits of our employee benefit plans, and provision of third-party review reports on our internal controls, agreed upon procedures in connection with a securitization transaction; and, during 2007 only, consultation concerning financial records and reporting standards	373,777	343,800

Tax Fees, including reviews of our consolidated federal and related state income tax returns and non-routine tax consultations	20,150	26,600

All Other Fees	-0-	-0-

PROPOSALS FOR 2009 ANNUAL MEETING

Any proposal of a shareholder, other than a nomination for election as a director, that is intended to be presented for action at our 2009 Annual Meeting must be received by our Corporate Secretary in writing at our address listed below no later than November 20, 2008, to be considered timely received for inclusion in the proxy statement and proxy card that we will distribute in connection with that meeting. In order to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2009 Annual Meeting but which is not intended to be included in our proxy statement and proxy card, or of a shareholder’s intent to nominate a person for election as a director at our 2009 Annual Meeting, must be received by our Corporate Secretary at our address listed below no earlier than December 20, 2008, and no later than February 3, 2009, in order for that proposal or nomination to be brought before that Annual Meeting. The same notice requirements apply in the case of a shareholder proposal other than a nomination in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at our 2009 Annual Meeting. However, if, following our 2008 Annual Meeting, our Board of Directors increases the number of our directors, thereby creating an unfilled vacancy that will be filled at our 2009 Annual Meeting, and if there is no public announcement naming the nominee to fill the vacancy at least 100 days prior to the first anniversary of our 2008 Annual Meeting, then a shareholder’s written notice of a nomination to fill the vacancy will be treated as timely if it is received by us not later than the close of business on the tenth day following the day on which our public notice actually is given. To be effective, notices of shareholder proposals or nominations are required to contain certain information specified in our Bylaws. Shareholder proposals or nominations not made as provided in our Bylaws will not be considered at Annual Meetings.

The notices described above should be mailed to:

First Citizens BancShares, Inc.

Attention: Corporate Secretary

Post Office Box 27131 (Mail Code FCC22)

Raleigh, North Carolina 27611-7131

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file periodic reports and other information, including proxy statements, annual reports, quarterly reports and current reports, with the Securities and Exchange Commission. FCB’s Internet Web site (www.firstcitizens.com) contains a link to the Securities and Exchange Commission’s Web site (www.sec.gov) where you may review information that we file electronically with the Commission.

A copy of our 2007 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is being mailed to our shareholders with this proxy statement.

VOTING BY PROXY

Please read our Proxy Statement before you vote by Proxy. Then, to ensure that your shares are represented at the Annual Meeting, we ask that you appoint the Proxies to vote your shares for you, whether or not you plan to attend the Annual Meeting. You can do that in one of the following two ways:

VOTING BY PROXY CARD

You can mark, sign and return the Proxy Card below in the enclosed postage-prepaid envelope.

VOTING BY INTERNET

You can go to the Internet Web site www.firstcitizens.com/vote. When you are prompted for your “control number,” enter the number printed just above your name on the reverse side of the Proxy Card below, and then follow the instructions you will be given. If you vote this way, you do not need to sign and return a proxy card. When you vote by Internet, you will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a Proxy Card. The authority you will be giving the Proxies is described on the Proxy Card below and in our Proxy Statement for the Annual Meeting.

You should note that you may vote by Internet only until 5:00 p.m. EDT on April 27, 2008, which is the day before the Annual Meeting date.

FOLD AND DETACH HERE

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints George H. Broadrick, Lewis R. Holding, Frank B. Holding, Frank B. Holding, Jr., Lewis T. Nunnelee II, and

David L. Ward, Jr. (the “Proxies”), or any substitute appointed by them, as the undersigned’s attorneys and Proxies, and authorizes any one or more of them to represent and vote as directed below all outstanding shares of the Class A Common Stock and/or Class B Common Stock of First Citizens BancShares, Inc. (“BancShares”) held of record by the undersigned on March 6, 2008, at the Annual Meeting of BancShares’ shareholders (the “Annual Meeting”) to be held at the First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina, at

1:00 p.m. on Monday, April 28, 2008, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of Proxy be voted as follows:

1.	Election of Directors: Election of 21 directors for one-year terms

FOR all nominees listed below (except as indicated otherwise below)

WITHHOLD authority to vote for all nominees listed below

Nominees: John M. Alexander, Jr., Carmen Holding Ames, Victor E. Bell III, George H. Broadrick, Hope Holding Connell,

H. M. Craig III, H. Lee Durham, Jr., Lewis M. Fetterman, Daniel L. Heavner, Frank B. Holding, Frank B. Holding, Jr., Lewis R. Holding,

Charles B. C. Holt, Lucius S. Jones, Robert E. Mason IV, Robert T. Newcomb, Lewis T. Nunnelee II, James M. Parker, Ralph K. Shelton,

R. C. Soles, Jr., David L. Ward, Jr.

Instruction: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) on the line below.

2. Other Business: On any other matters properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this Appointment of Proxy according to their best judgment.

IF VOTING BY PROXY CARD PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY

ON THE REVERSE SIDE AND RETURN IT IN THE ENVELOPE PROVIDED.

We value relationships.

These three words are the driving force behind First Citizens BancShares and our continued growth and expansion. Through our subsidiaries, First Citizens Bank and IronStone Bank, we maintain enduring customer relationships characterized by integrity and trust. Our commitment to our customers has made us one of the leading financial services providers for business owners.

First Citizens Bank and IronStone Bank deposits are FDIC insured.

FOLD AND DETACH HERE

I (We) direct that the shares represented by this Appointment of Proxy be voted as instructed on the reverse side of the card. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This Appointment of Proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with BancShares’ Corporate Secretary a written instrument revoking it or a duly executed Appointment of Proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

,2008 Date

Signature

Signature (if held jointly)

Instruction: Please sign above exactly as your name appears on this Appointment of Proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

Important: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please submit your Appointment of Proxy whether or not you plan to attend.